NEWS RELEASE

The Hartford Announces First Quarter 2022 Financial Results
•First quarter 2022 net income available to common stockholders of $440 million ($1.30 per diluted share) increased 80% from the 2021 period, and core earnings* of $561 million (core earnings per diluted share* of $1.66) were up 176% from the prior year quarter.
•Net income ROE for the trailing 12 months of 15.4% and core earnings ROE* for the same period of 14.8%.
•Property & Casualty (P&C) written premiums rose 9% in first quarter 2022 driven by Commercial Lines premium growth of 12%.
•Commercial Lines first quarter combined ratio of 90.3 improved 19.4 points and the underlying combined ratio* of 88.3 improved 2.9 points compared with the prior year quarter.
•Group Benefits fully insured ongoing premiums were up 5%, compared with first quarter 2021, driven by an increase in exposure on existing accounts and strong persistency.
•During the quarter, The Hartford returned $530 million to shareholders, including $400 million of shares repurchased and $130 million in common stockholder dividends paid.

* Denotes financial measure not calculated in accordance with generally accepted accounting principles (non-GAAP); definitions of non-GAAP measures and reconciliations to their closest GAAP measures can be found in this news release under the heading Discussion of Non-GAAP Financial Measures
** All amounts and percentages set forth in this press release are approximate unless otherwise noted.

HARTFORD, Conn., April. 28, 2022 – The Hartford (NYSE: HIG) today announced financial results for the quarter ended March 31, 2022.

“The Hartford is off to a strong start in 2022 delivering a trailing 12-month core earnings ROE of 14.8%. Results were driven by another quarter of profitable growth and expanding margins in Commercial Lines, excellent partnership returns, and lower excess mortality in Group Benefits,” said Chairman and CEO Christopher Swift.

President, Doug Elliot added, “During the first quarter, our Property & Casualty business sustained the momentum built during 2021. Commercial underwriting results were outstanding with expanding margin contributions from each business. Commercial pricing moderated from the fourth quarter but is still exceeding loss trends across most product lines. In Personal Lines, we are pleased with the performance and a combined ratio of 90.4. Prevail is contributing to new business growth and rate filings will address inflation and supply chain pressures in both auto and homeowners. Our Property & Casualty first quarter results were strong, and we are well positioned for continued profitable growth.”

Swift continued, “The Hartford is a proven performer. Quarter after quarter results illustrate how our strategy translates into a consistent and sustainable financial performance. I am confident that the company has never been in a better position to grow, deliver on our goals and maximize value creation for our stakeholders.”

CONSOLIDATED RESULTS:

	Three Months Ended
($ in millions except per share data)	Mar 31 2022	Mar 31 2021	Change
Net income available to common stockholders	$440	$244	80%
Net income available to common stockholders per diluted share[1]	$1.30	$0.67	94%

Core earnings[2]	$561	$203	176%
Core earnings per diluted share[2]	$1.66	$0.56	196%

Book value per diluted share	$46.36	$48.04	(3)%
Book value per diluted share (ex. AOCI)[2]	$51.42	$47.31	9%

Net income available to common stockholders' return on equity (ROE)[3], last 12-months	15.4%	10.5%	4.9
Core earnings ROE2,[3], last 12-months	14.8%	10.9%	3.9
[1] Includes dilutive potential common shares; for net income available to common stockholders per diluted share, the numerator is net income less preferred dividends
[2] Denotes financial measure not calculated in accordance with generally accepted accounting principles (non-GAAP); definitions of non-GAAP measures and reconciliations to their closest GAAP measures can be found in this news release under the heading Discussion of Non-GAAP Financial Measures
[3] Return on equity (ROE) is calculated based on last 12-months net income available to common stockholders and core earnings, respectively; for net income ROE, the denominator is common stockholders’ equity including AOCI; for core earnings ROE, the denominator is common stockholders’ equity excluding AOCI
The Hartford defines increases or decreases greater than or equal to 200%, or changes from a net gain to a net loss position, or vice versa, as "NM" or not meaningful

First quarter 2022 net income available to common stockholders was $440 million, or $1.30 per diluted share, up 80% from first quarter 2021, primarily due to a $435 million, before tax, change from an underwriting loss* to an underwriting gain in first quarter 2022 and a decrease in excess mortality in group life, partially offset by a $225 million, before tax, change to net realized losses in first quarter 2022.
First quarter core earnings of $561 million, or $1.66 per diluted share, rose 176% from first quarter 2021. The increase was primarily due to:
•Favorable P&C prior accident year development (PYD) within core earnings of $36 million, before tax, in first quarter 2022, largely driven by reserve decreases in workers’ compensation, compared with $223 million of unfavorable PYD in first quarter 2021 that was primarily due to a reserve increase for general liability driven by the initial settlement with Boy Scouts of America (BSA) related to sexual abuse claims.
•A reduction in P&C current accident year (CAY) catastrophe (CAT) losses, net of reinsurance, to $98 million, before tax, in first quarter 2022, including $27 million from the Ukraine conflict, compared with $214 million in first quarter 2021.
•An increase in earnings generated by 8% growth in P&C earned premium and 5% increase in Group Benefits fully insured ongoing premium.
•A reduction in excess mortality losses in group life with $96 million before tax of losses in first quarter 2022, compared with $185 million in first quarter 2021.
•A reduction in P&C CAY COVID-19 incurred losses with no losses in first quarter 2022 compared with $24 million, before tax, of losses in first quarter 2021.
•A decrease in the Commercial Lines underlying loss and loss adjustment expense ratio before COVID-19 incurred losses* of 0.8 points to 56.1% in first quarter 2022 from 56.9% in first quarter 2021.
•An increase in earnings from Hartford Funds driven by higher assets under management

Partially offset by:
•An increase in the group disability loss ratio primarily reflecting less favorable prior incurral year development on long-term disability and an increase in the group life loss ratio before considering excess mortality claims due to a higher loss ratio under group accidental death claims business.
•An increase in the Personal Lines underlying loss ratio* of 4.4 points to 60.8% in first quarter 2022 from 56.4% in first quarter 2021, driven by an increase in auto claim frequency and severity.
•An increase in insurance operating costs and other expenses, primarily driven by higher technology costs, higher claim costs to handle elevated claim levels resulting from the pandemic and a decrease in the allowance for credit losses on premiums receivable in the 2021 period, partially offset by incremental savings from the Hartford Next program and a reduction in AARP direct marketing costs.
Net investment income was flat in first quarter 2022 compared with the prior year period as greater income from limited partnerships and other alternative investments (LP’s) and the effect of a higher level of invested assets was offset by a lower yield on fixed maturities resulting from reinvesting at lower rates during the 2021 calendar year.
March 31, 2022, book value per diluted share of $46.36 decreased 10% from $51.36 at Dec. 31, 2021, principally due to a change from net unrealized gains to net unrealized losses on investments within AOCI as a result of an increase in interest rates and wider credit spreads.
Book value per diluted share (excluding AOCI)* of $51.42 as of March 31, 2022, increased from $50.86 at Dec. 31, 2021, as the impact from net income in excess of stockholder dividends during the first quarter of 2022 was partially offset by the dilutive effect of share repurchases.
In first quarter 2022, The Hartford returned $530 million to stockholders, consisting of $130 million in common stockholder dividends paid and $400 million of common share repurchases.
Net income available to common stockholders' ROE (net income ROE) was 15.4% for the twelve month period ending March 31, 2022.
Core earnings ROE for the twelve month period ending March 31, 2022 was 14.8%, an increase of 3.9 points from first quarter 2021 due to higher trailing 12-month core earnings, partially offset by higher average common stockholder's equity ex AOCI.

BUSINESS RESULTS:
Commercial Lines

	Three Months Ended
($ in millions, unless otherwise noted)	Mar 31 2022	Mar 31 2021	Change
Net income	$383	$129	197%
Core earnings	$456	$105	NM
Written premiums	$2,809	$2,503	12%
Underwriting gain (loss)[1]	$242	$(216)	NM
Underlying underwriting gain[1]	$290	$197	47%
Losses and loss adjustment expense ratio
Current accident year before catastrophes	56.1	58.0	(1.9)
Current accident year catastrophes	3.3	7.8	(4.5)
Unfavorable (favorable) prior accident year development	(1.3)	10.6	(11.9)
Expenses	31.9	32.9	(1.0)
Policyholder dividends	0.3	0.3	—
Combined ratio	90.3	109.7	(19.4)
Impact of catastrophes and PYD on combined ratio	(2.0)	(18.4)	16.4
Underlying combined ratio[1]	88.3	91.2	(2.9)
[1] Denotes financial measure not calculated in accordance with generally accepted accounting principles (non-GAAP); definitions of non-GAAP measures and reconciliations to their closest GAAP measures can be found in this news release under the heading Discussion of Non-GAAP Financial Measures

First quarter 2022 net income of $383 million increased from net income of $129 million in first quarter 2021, principally due to a $458 million, before tax, change from an underwriting loss to an underwriting gain, partially offset by a $135 million, before tax, change to net realized losses in first quarter 2022.
Commercial Lines core earnings of $456 million in first quarter 2022 increased by $351 million from first quarter 2021, primarily from:
•Favorable P&C prior accident year development (PYD) within core earnings of $33 million, before tax, in first quarter 2022, driven by reserve decreases in workers’ compensation, compared with $232 million of unfavorable PYD in first quarter 2021 that was primarily due to a reserve increase for general liability driven by the initial settlement with BSA on sexual abuse claims.
•A $94 million, before tax, decrease in CAY CAT losses, net of reinsurance, with first quarter 2022 losses including $27 million from the Ukraine conflict with the remainder from tornado, wind and hail events in the Southeast and winter storms along the East Coast. The $27 million before tax of catastrophe losses in first quarter 2022 related to the Ukraine conflict, largely recorded within Global Specialty, consisted of exposures under political violence and terrorism policies including aviation war, and under credit and political risk insurance policy exposures.
•An increase in earnings generated by 11% growth in earned premium.
•There were no current accident year COVID-19 incurred losses in first quarter 2022 compared with $24 million in the first quarter 2021.
•A decrease in the underlying combined ratio before COVID-19* losses of 1.8 points, including a lower expense ratio of 1.0 points and a lower underlying loss and loss adjustment expense ratio before COVID-19 losses of 0.8 points, driven by earned pricing exceeding loss trends in several lines.

Combined ratio was 90.3 in first quarter 2022, 19.4 points lower than 109.7 in first quarter 2021, primarily due to an 11.9 point change to net favorable PYD, 4.5 points of lower CAY CAT losses, and a 2.9 point improvement in the underlying combined ratio.
Underlying combined ratio was 88.3, improving 2.9 points from first quarter 2021 due to COVID-19 losses incurred in first quarter 2021, a lower underwriting expense ratio and lower loss ratios before COVID 19.
•Small Commercial underlying combined ratio of 85.9 improved by 2.4 points from first quarter 2021 driven primarily by COVID-19 losses incurred in first quarter 2021 and a lower expense ratio.
•Middle & Large Commercial underlying combined ratio of 91.5 improved by 3.8 points from first quarter 2021 primarily due to lower non-CAT property losses, COVID-19 losses incurred in first quarter 2021, and a lower expense ratio.
•Global Specialty underlying combined ratio of 88.2 improved by 1.7 points from first quarter 2021 primarily due to a lower expense ratio, COVID-19 losses incurred in first quarter 2021 and lower loss ratios in U.S. lines of business, partially offset by a higher loss ratio in international, primarily due to a non-catastrophe marine loss in the quarter.
The decrease in the expense ratio was driven by the impact of higher earned premium and incremental savings from the Hartford Next program, partially offset by higher technology costs and a decrease in the allowance for credit losses on premiums receivable in the 2021 period.
First quarter 2022 written premiums of $2.8 billion were up 12% from first quarter 2021, reflecting higher policy count retention across all lines, new business premium growth in small commercial, the effect of renewal written price increases across all lines and higher audit and endorsement premiums from a larger exposure base, including due to higher payrolls.

Personal Lines

	Three Months Ended
($ in millions, unless otherwise noted)	Mar 31 2022	Mar 31 2021	Change
Net income	$77	$135	(43%)
Core earnings	$84	$131	(36%)
Written premiums	$707	$715	(1)%
Underwriting gain	$69	$124	(44%)
Underlying underwriting gain	$83	$121	(31%)
Losses and loss adjustment expense ratio
Current accident year before catastrophes	60.8	56.4	4.4
Current accident year catastrophes	2.4	5.3	(2.9)
Unfavorable (favorable) prior accident year development	(0.4)	(5.7)	5.3
Expenses	27.6	27.1	0.5
Combined ratio	90.4	83.1	7.3
Impact of catastrophes and PYD on combined ratio	(2.0)	0.4	(2.4)
Underlying combined ratio	88.5	83.5	5.0
Net income of $77 million in first quarter 2022 was down $58 million from first quarter 2021 largely driven by a $55 million before tax decrease in underwriting gain and a $16 million before tax change to net realized losses in first quarter 2022.
Personal Lines core earnings of $84 million decreased by $47 million due to:
•Lower net favorable PYD, with $3 million before tax of favorable PYD in first quarter of 2022 driven by auto liability reserve releases compared with $42 million of favorable PYD in first quarter 2021 that included higher reserve releases for auto liability and catastrophes
•A decrease in underlying underwriting gain, largely driven by higher auto claim frequency and severity and a decrease in earnings associated with a 2% decline in earned premium
•Partially offset by lower CAY CAT losses with catastrophes of $17 million before tax in first quarter 2022 driven by tornado, wind and hail events in the Southeast and winter storms along the East Coast.
Combined ratio of 90.4 in first quarter 2022 increased 7.3 points relative to first quarter 2021, primarily due to lower net favorable PYD and a higher underlying combined ratio, partially offset by lower CAY CAT losses.
Underlying combined ratio of 88.5 was 5.0 points higher than first quarter 2021, primarily due to higher auto loss costs and, to a lesser extent, a higher expense ratio.
•The auto underlying combined ratio of 93.3 increased 7.0 points from first quarter 2021, primarily due to higher auto frequency and severity and a higher expense ratio, partially offset by an increase in earned pricing
•The homeowners underlying combined ratio of 77.4 was relatively flat from 77.2 in first quarter 2021 due to a slight increase in the expense ratio. The underlying loss and loss adjustment expense ratio was flat as an increase in severity was offset by lower frequency of weather claims and the effect of earned pricing increases.
•The increase in the expense ratio to 27.6 was driven by higher technology costs and the effect of a decline in earned premium, partially offset by lower AARP direct marketing costs and incremental savings from the Hartford Next program.
Written premiums in first quarter 2022 were $707 million compared with $715 million in first quarter 2021 primarily due to:

•A reduction in auto as non-renewed premium exceeded new business despite an increase in new business over first quarter 2021
•An increase in homeowners primarily due to an increase in new business and the effect of written pricing increases, partially offset by slightly lower policy count retention
•Higher renewal written price increases in auto in response to recent increases in loss cost trends
•Renewal written price increases in homeowners of 8.8% in first quarter 2022

Group Benefits

	Three Months Ended
($ in millions, unless otherwise noted)	Mar 31 2022	Mar 31 2021	Change
Net income (loss)	($6)	$9	(167)%
Core earnings (loss)	$8	($3)	NM
Fully insured ongoing premiums (ex. buyout premiums)	$1,438	$1,372	5%
Loss ratio	81.9%	84.3%	(2.4)
Expense ratio	25.9%	25.3%	0.6
Net income margin	(0.4)%	0.6%	(1.0)
Core earnings margin	0.5%	(0.2)%	0.7
Net income (loss) decreased to a $6 million loss in first quarter 2022 from $9 million of income in first quarter 2021, primarily driven by a change from $19 million before tax of net realized gains in first quarter 2021 to $16 million before tax of net realized losses in first quarter 2022.
Core earnings of $8 million in first quarter 2022 improved from a loss of $3 million in first quarter 2021 primarily due to lower excess mortality losses in group life and the effect of higher fully insured ongoing premiums, partially offset by a higher loss ratio before considering excess mortality, higher operating expenses and modestly lower net investment income.
Fully insured ongoing premiums were up 5%, compared with first quarter 2021, driven by an increase in exposure on existing accounts and strong persistency. Fully insured ongoing sales were $389 million in first quarter 2022, down 24% as the prior year period benefited from expansion of paid family medical leave programs in several states.
Loss ratio of 81.9% decreased 2.4 points from first quarter 2021 with a decrease in group life due to lower excess mortality, partially offset by an increase in group disability:
•Total group life loss ratio improved 9.9 points, to 98.4%, primarily due to lower excess mortality, primarily caused by direct and indirect impacts of COVID-19. Excess mortality losses were $96 million before tax in first quarter 2022 compared with $185 million in first quarter 2021. The $96 million of excess mortality losses in the first quarter of 2022 included $122 million of losses with dates of loss in the first quarter and a $26 net decrease of estimated losses from prior incurral years. Apart from excess mortality claims, the group life loss ratio increased primarily due to a higher loss ratio under group accidental death business.
•Total disability loss ratio of 73.2% increased 4.8 points compared with first quarter 2021, primarily due to less favorable prior incurral year development on long-term disability as the 2021 period benefitted from low incidence levels from earlier in the pandemic. The three month period ending March 31, 2022 included $9 million, or 1.1 points, of losses on short-term disability claims related to COVID-19 as compared with $13 million, or 1.8 points, for the three months ended March 31, 2021.
Expense ratio of 25.9% increased 0.6 points from first quarter 2021, primarily driven by higher claim costs to handle elevated claim levels resulting from the pandemic and an increase in technology costs, partially offset by expense savings from the Hartford Next operational transformation and cost reduction program, and higher earned premiums.

Hartford Funds

	Three Months Ended
($ in millions, unless otherwise noted)	Mar 31 2022	Mar 31 2021	Change
Net income	$42	$47	(11)%
Core earnings	$50	$45	11%
Daily average Hartford Funds AUM	$150,131	$143,164	5%
Mutual Funds and exchange-traded funds (ETF) net flows	$(424)	$774	(155)%
Total Hartford Funds assets under management (AUM)	$148,046	$145,198	2%
Net income of $42 million in first quarter 2022 decreased from $47 million in first quarter 2021, largely due to a change from net realized gains to net realized losses related to investments in funds seeded by the company, partially offset by higher fee income.
Core earnings of $50 million increased from $45 million in first quarter 2021 as an increase in fee income, mostly attributable to higher daily average Hartford Funds AUM, and a higher tax benefit in the 2022 period for stock-based compensation was partially offset by higher variable expenses.
Daily average AUM of $150 billion in first quarter 2022 rose 5% from first quarter 2021 driven by net inflows and an increase in market values over the previous twelve months.
Despite net inflows over the previous four quarters, first quarter 2022 mutual fund and ETF net outflows totaled $424 million, compared with net inflows of $774 million in first quarter 2021. While market values of the funds increased over the previous twelve months, there was a net decrease in market value of $8.2 billion in the three months ended March 31, 2022.

Corporate

	Three Months Ended
($ in millions, unless otherwise noted)	Mar 31 2022	Mar 31 2021	Change
Net loss	$(59)	$(58)	(2)%
Net loss available to common stockholders	$(64)	$(63)	(2)%
Core loss	$(48)	$(60)	20%
Other revenue (loss)	$1	$(8)	NM
Net investment income, before tax	$3	$3	—%
Interest expense and preferred dividends, before tax	$67	$62	8%
Net loss of $59 million in first quarter 2022 compared with a net loss of $58 million in first quarter 2021, driven, in part, by a change to net realized losses in first quarter 2022, partially offset by lower restructuring costs related to Hartford Next of $5 million, before tax, in first quarter of 2022 compared with $11 million, before tax, in the 2021 period.
First quarter 2022 core loss of $48 million decreased $12 million compared with first quarter 2021 core loss of $60 million primarily due to a loss of $8 million before tax in the 2021 period from the company’s previously owned equity interest in Talcott Resolution and a higher tax benefit in the 2022 period for stock-based compensation, partially offset by an increase in interest expense.

INVESTMENT INCOME AND PORTFOLIO DATA:

	Three Months Ended
($ in millions, unless otherwise noted)	Mar 31 2022	Mar 31 2021	Change
Net investment income, before tax	$509	$509	—%
Annualized investment yield, before tax	3.6%	3.8%	(0.2)
Annualized investment yield, before tax, excluding LPs*	2.9%	3.1%	(0.2)
Annualized LP yield, before tax	14.6%	21.1%	(6.5)
Annualized investment yield, after tax	2.9%	3.1%	(0.2)
First quarter 2022 consolidated net investment income of $509 million was flat to first quarter 2021 as greater income from limited partnerships and other alternative investments and the effect of a higher level of invested assets was offset by a lower yield on fixed maturities resulting from reinvesting at lower rates in 2021.
Income from LPs was $126 million, before tax, in first quarter 2022, increasing from $112 million, before tax, in first quarter 2021, mostly driven by the sale of an underlying real estate property in the 2022 period and higher real estate fund valuations, partially offset by lower returns on private equity funds in the 2022 period. Income from LPs, including from private equity and other funds, is generally reported on a three-month lag.
The three months ended March 31, 2022 included $12 million before tax of credit losses on fixed maturities, available for sale, with $9 million driven by four issuers with Russian exposure. The company’s investments with Russian exposure have an amortized cost of $16 million and a fair value of $7 million. The company does not have any investments with exposure in Belarus or Ukraine.
Total invested assets of $56.0 billion decreased 3% from Dec. 31, 2021, primarily due to a decrease in valuations of fixed maturities driven by higher interest rates and wider credit spreads. The decrease in fair value of fixed maturities was partially offset by an increase in other asset classes, including mortgage loans and LPs with the increase in LP’s primarily driven by increased valuations and additional investments in real estate joint ventures.

CONFERENCE CALL
The Hartford will discuss its first quarter 2022 financial results on a webcast at 9:00 a.m. EDT on Friday, April 29, 2022. The call can be accessed via a live listen-only webcast or as a replay through the Investor Relations section of The Hartford's website at https://ir.thehartford.com. The replay will be accessible approximately one hour after the conclusion of the call and be available along with a transcript of the event for at least one year.
More detailed financial information can be found in The Hartford's Investor Financial Supplement for March 31, 2022, and the first quarter 2022 Financial Results Presentation, both of which are available at https://ir.thehartford.com.

About The Hartford
The Hartford is a leader in property and casualty insurance, group benefits and mutual funds. With more than 200 years of expertise, The Hartford is widely recognized for its service excellence, sustainability practices, trust and integrity. More information on the company and its financial performance is available at https://www.thehartford.com.
The Hartford Financial Services Group, Inc., (NYSE: HIG) operates through its subsidiaries under the brand name, The Hartford, and is headquartered in Hartford, Connecticut. For additional details, please read https://www.thehartford.com/legal-notice.

HIG-F

From time to time, The Hartford may use its website and/or social media outlets, such as Twitter and Facebook, to disseminate material company information. Financial and other important information regarding The Hartford is routinely accessible through and posted on our website at https://ir.thehartford.com. In addition, you may automatically receive email alerts and other information about The Hartford when you enroll your email address by visiting the “Email Alerts” section at https://ir.thehartford.com.

Media Contacts:    Investor Contact:
Michelle Loxton     Susan Spivak Bernstein
860-547-7413     860-547-6233
michelle.loxton@thehartford.com     susan.spivak@thehartford.com

Matthew Sturdevant
860-547-8664
matthew.sturdevant@thehartford.com

THE HARTFORD FINANCIAL SERVICES GROUP, INC.
CONSOLIDATING INCOME STATEMENTS
Three Months Ended March 31, 2022
($ in millions)
	Commercial Lines	Personal Lines	P&C Other Ops	Group Benefits	Hartford Funds	Corporate	Consolidated
Earned premiums	$2,486	$720	$—	$1,445	$—	$—	$4,651
Fee income	9	8	—	45	287	13	362
Net investment income	333	33	16	123	1	3	509
Other revenue	(2)	17	—	—	—	1	16
Net realized gains (losses)	(91)	(9)	(4)	(16)	(9)	(16)	(145)
Total revenues	2,735	769	12	1,597	279	1	5,393
Benefits, losses, and loss adjustment expenses	1,443	452	—	1,221	—	2	3,118
Amortization of DAC	371	57	—	9	3	—	440
Insurance operating costs and other expenses	436	162	3	367	226	13	1,207
Restructuring and other costs	—	—	—	—	—	5	5
Interest expense	—	—	—	—	—	62	62
Amortization of other intangible assets	7	1	—	10	—	—	18
Total benefits and expenses	2,257	672	3	1,607	229	82	4,850
Income (loss) before income taxes	478	97	9	(10)	50	(81)	543
Income tax expense (benefit)	95	20	1	(4)	8	(22)	98
Net income (loss)	383	77	8	(6)	42	(59)	445
Preferred stock dividends	—	—	—	—	—	5	5
Net Income (loss) available to common stockholders	383	77	8	(6)	42	(64)	440
Adjustments to reconcile net income (loss) available to common stockholders to core earnings (losses)
Net realized losses (gains), excluded from core earnings, before tax	93	9	4	16	9	15	146
Restructuring costs, before tax	—	—	—	—	—	5	5
Integration and other non-recurring M&A costs, before tax	3	—	—	2	—	—	5
Income tax expense (benefit)	(23)	(2)	(1)	(4)	(1)	(4)	(35)
Core earnings (losses)	$456	$84	$11	$8	$50	$(48)	$561

THE HARTFORD FINANCIAL SERVICES GROUP, INC.
CONSOLIDATING INCOME STATEMENTS
Three Months Ended March 31, 2021
($ in millions)
	Commercial Lines	Personal Lines	P&C Other Ops	Group Benefits	Hartford Funds	Corporate	Consolidated
Earned premiums	2,235	734	—	1,374	—	—	4,343
Fee income	9	8	—	44	282	12	355
Net investment income	327	35	16	127	1	3	509
Other revenue	1	19	—	—	—	(8)	12
Net realized gains (losses)	44	7	2	19	2	6	80
Total revenues	2,616	803	18	1,564	285	13	5,299
Benefits, losses, and loss adjustment expenses	1,709	411	33	1,196	—	1	3,350
Amortization of DAC	344	58	—	11	3	—	416
Insurance operating costs and other expenses	403	163	2	339	224	13	1,144
Restructuring and other costs	—	—	—	—	—	11	11
Interest expense	—	—	—	—	—	57	57
Amortization of other intangible assets	7	1	—	10	—	—	18
Total benefits and expenses	2,463	633	35	1,556	227	82	4,996
Income (loss) before income taxes	153	170	(17)	8	58	(69)	303
Income tax expense (benefit)	24	35	(4)	(1)	11	(11)	54
Net income (loss)	129	135	(13)	9	47	(58)	249
Preferred stock dividends	—	—	—	—	—	5	5
Net income (loss) available to common stockholders	129	135	(13)	9	47	(63)	244
Adjustments to reconcile net income (loss) available to common stockholders to core earnings (losses)
Net realized losses (gains), excluded from core earnings, before tax	(43)	(6)	(2)	(18)	(2)	(6)	(77)
Restructuring costs, before tax	—	—	—	—	—	11	11
Integration and other non-recurring M&A costs, before tax	7	—	—	2	—	—	9
Change in deferred gain on retroactive reinsurance, before tax	6	—	—	—	—	—	6
Income tax expense (benefit)	6	2	—	4	—	(2)	10
Core earnings (losses)	105	131	(15)	(3)	45	(60)	203

DISCUSSION OF NON-GAAP FINANCIAL MEASURES
The Hartford uses non-GAAP financial measures in this press release to assist investors in analyzing the company's operating performance for the periods presented herein. Because The Hartford's calculation of these measures may differ from similar measures used by other companies, investors should be careful when comparing The Hartford's non-GAAP financial measures to those of other companies. Definitions and calculations of other financial measures used in this press release can be found below and in The Hartford's Investor Financial Supplement for first quarter 2022, which is available on The Hartford's website, https://ir.thehartford.com.

Annualized investment yield, excluding limited partnerships and other alternative investments - This non-GAAP measure is calculated as (a) the annualized net investment income, on a Consolidated, P&C or Group Benefits level, excluding limited partnerships and other alternative investments, divided by (b) the monthly average invested assets at amortized cost, excluding repurchase agreement and securities lending collateral, derivatives book value, and limited partnerships and other alternative investments. The Company believes that annualized investment yield, excluding limited partnerships and other alternative investments, provides investors with an important measure of the trend in investment earnings because it excludes the impact of the volatility in returns related to limited partnerships and other alternative investments. Annualized investment yield is the most directly comparable GAAP measure.

	Three Months Ended
	Mar 31 2022	Mar 31 2021	Mar 31 2022	Mar 31 2021	Mar 31 2022	Mar 31 2021
	Consolidated		P&C		Group Benefits
Annualized investment yield, before tax	3.6%	3.8%	3.7%	3.9%	4.2%	4.4%
Impact on annualized investment yield of limited partnerships and other alternative investments, before tax	(0.7)%	(0.7)%	(0.8)%	(0.7)%	(0.8)%	(0.9)%
Annualized investment yield excluding limited partnerships and other alternative investments, before tax	2.9%	3.1%	2.9%	3.2%	3.4%	3.5%

Book value per diluted share (excluding AOCI) - This is a non-GAAP per share measure that is calculated by dividing (a) common stockholders' equity, excluding AOCI, after tax, by (b) common shares outstanding and dilutive potential common shares. The Company provides this measure to enable investors to analyze the amount of the Company's net worth that is primarily attributable to the Company's business operations. The Company believes that excluding AOCI from the numerator is useful to investors because it eliminates the effect of items that can fluctuate significantly from period to period, primarily based on changes in interest rates. Book value per diluted share is the most directly comparable U.S. GAAP measure.

	As of
	Mar 31 2022	Mar 31 2021	Change
Book value per diluted share	$46.36	$48.04	(3%)
Per diluted share impact of AOCI	$5.06	$(0.73)	NM
Book value per diluted share (excluding AOCI)	$51.42	$47.31	9%

Core earnings - The Hartford uses the non-GAAP measure core earnings as an important measure of the Company’s operating performance. The Hartford believes that core earnings provides investors with a valuable measure of the performance of the Company’s ongoing businesses because it reveals trends in our insurance and financial services businesses that may be obscured by including the net effect of certain items. Therefore, the following items are excluded from core earnings:
•Certain realized gains and losses - Some realized gains and losses are primarily driven by investment decisions and external economic developments, the nature and timing of which are unrelated to the insurance and underwriting aspects of our business. Accordingly, core earnings excludes the effect of all realized gains and losses that tend to be highly variable from period to period based on capital market conditions. The Hartford believes, however, that some realized gains and losses are integrally related to our insurance operations, so core earnings includes net realized gains and losses such as net periodic settlements on credit derivatives. These net realized gains and losses are directly related to an offsetting item included in the income statement such as net investment income.
•Restructuring and other costs - Costs incurred as part of a restructuring plan are not a recurring operating expense of the business.
•Loss on extinguishment of debt - Largely consisting of make-whole payments or tender premiums upon paying debt off before maturity, these losses are not a recurring operating expense of the business.
•Gains and losses on reinsurance transactions - Gains or losses on reinsurance, such as those entered into upon sale of a business or to reinsure loss reserves, are not a recurring operating expense of the business.
•Integration and other non-recurring M&A costs - These costs, including transaction costs incurred in connection with an acquired business, are incurred over a short period of time and do not represent an ongoing operating expense of the business.
•Change in loss reserves upon acquisition of a business - These changes in loss reserves are excluded from core earnings because such changes could obscure the ability to compare results in periods after the acquisition to results of periods prior to the acquisition.
•Deferred gain resulting from retroactive reinsurance and subsequent changes in the deferred gain - Retroactive reinsurance agreements economically transfer risk to the reinsurers and including the full benefit from retroactive reinsurance in core earnings provides greater insight into the economics of the business.
•Change in valuation allowance on deferred taxes related to non-core components of before tax income - These changes in valuation allowances are excluded from core earnings because they relate to non-core components of before tax income, such as tax attributes like capital loss carryforwards.
•Results of discontinued operations - These results are excluded from core earnings for businesses sold or held for sale because such results could obscure the ability to compare period over period results for our ongoing businesses.
In addition to the above components of net income available to common stockholders that are excluded from core earnings, preferred stock dividends declared, which are excluded from net income available to common stockholders, are included in the determination of core earnings. Preferred stock dividends are a cost of financing more akin to interest expense on debt and are expected to be a recurring expense as long as the preferred stock is outstanding.
Net income (loss) and net income (loss) available to common stockholders are the most directly comparable U.S. GAAP measures to core earnings. Core earnings should not be considered as a substitute for net income (loss) or net income (loss) available to common stockholders and does not reflect the overall profitability of the Company’s business. Therefore, The Hartford believes that it is useful for investors to evaluate net income (loss), net income (loss) available to common stockholders, and core earnings when reviewing the Company’s performance.
A reconciliation of net income (loss) to core earnings for the quarterly periods ended March 31, 2022 and 2021, is included in this press release. A reconciliation of net income (loss) to core earnings for individual reporting segments can be found in this press release under the heading "The Hartford Financial Services Group, Inc. Consolidating Income Statements" and in The Hartford's Investor Financial Supplement for the quarter ended March 31, 2022.
Core earnings margin - The Hartford uses the non-GAAP measure core earnings margin to evaluate, and believes it is an important measure of, the Group Benefits segment's operating performance. Core earnings margin is calculated by dividing core earnings by revenues, excluding buyouts and realized gains (losses). Net income margin, calculated by dividing net income by revenues, is the most directly comparable U.S. GAAP measure. The Company believes that core earnings margin provides investors with a valuable measure of the performance of Group Benefits because it reveals trends in the business that may be obscured by the effect of buyouts and realized gains (losses) as well as other items excluded in the calculation of core earnings. Core earnings margin should not be considered as a substitute for net income margin and does not reflect the overall profitability of Group Benefits. Therefore, the Company believes it is important for investors to evaluate both core earnings margin and net income margin when reviewing performance. A reconciliation of net income margin to core earnings margin for the quarterly periods ended March 31, 2022 and 2021, is set forth below.

	Three Months Ended
Margin	Mar 31 2022	Mar 31 2021	Change
Net income margin	(0.4)%	0.6%	(1.0)
Adjustments to reconcile net income margin to core earnings margin:
Net realized losses (gains) excluded from core earnings, before tax	1.0%	(1.1)%	2.1
Integration and other non-recurring M&A costs, before tax	0.1%	0.1%	—
Income tax expense (benefit)	(0.2)%	0.2%	(0.4)
Core earnings margin	0.5%	(0.2)%	0.7

Core earnings per diluted share - This non-GAAP per share measure is calculated using the non-GAAP financial measure core earnings rather than the GAAP measure net income. The Company believes that core earnings per diluted share provides investors with a valuable measure of the Company's operating performance for the same reasons applicable to its underlying measure, core earnings. Net income (loss) available to common stockholders per diluted common share is the most directly comparable GAAP measures. Core earnings per diluted share should not be considered as a substitute for net income (loss) available to common stockholders per diluted common share and does not reflect the overall profitability of the Company's business. Therefore, the Company believes that it is useful for investors to evaluate net income (loss) available to common stockholders per diluted common share and core earnings per diluted share when reviewing the Company's performance. A reconciliation of net income (loss) available to common stockholders per diluted common share to core earnings per diluted share for the quarterly periods ended March 31, 2022 and 2021 is provided in the table below.

	Three Months Ended
	Mar 31 2022	Mar 31 2021	Change
PER SHARE DATA
Diluted earnings per common share:
Net income available to common stockholders per share[1]	$1.30	$0.67	94%
Adjustment made to reconcile net income available to common stockholders per share to core earnings per diluted share:
Net realized losses (gains), excluded from core earnings, before tax	0.43	(0.21)	NM
Restructuring and other costs, before tax	0.01	0.03	(67)%
Integration and other non-recurring M&A costs, before tax	0.01	0.02	(50)%
Change in deferred gain on retroactive reinsurance, before tax	—	0.02	(100)%
Income tax expense (benefit) on items excluded from core earnings	(0.09)	0.03	NM
Core earnings per diluted share	$1.66	$0.56	196%
[1] Net income (loss) available to common stockholders includes dilutive potential common shares

Core Earnings Return on Equity - The Company provides different measures of the return on stockholders' equity (ROE). Core earnings ROE is calculated based on non-GAAP financial measures. Core earnings ROE is calculated by dividing (a) the non-GAAP measure core earnings for the prior four fiscal quarters by (b) the non-GAAP measure average common stockholders' equity, excluding AOCI. Net income ROE is the most directly comparable U.S. GAAP measure. The Company excludes AOCI in the calculation of core earnings ROE to provide investors with a measure of how effectively the Company is investing the portion of the Company's net worth that is primarily attributable to the Company's business operations. The Company provides to investors return on equity measures based on its non-GAAP core earnings financial measure for the reasons set forth in the core earnings definition. A quantitative reconciliation of net income ROE to core earnings ROE is not calculable on a forward-looking basis because it is not possible to provide a reliable forecast of realized capital gains and losses, which typically vary substantially from period to period.
A reconciliation of consolidated net income (loss) ROE to Consolidated Core earnings ROE is set forth below.

	Last Twelve Months Ended
	Mar 31 2022	Mar 31 2021
Net income (loss) available to common stockholders ROE	15.4%	10.5%
Adjustments to reconcile net income (loss) available to common stockholders ROE to core earnings ROE:
Net realized losses (gains) excluded from core earnings, before tax	(1.7)%	(1.8)%
Restructuring and other costs, before tax	—%	0.7%
Integration and other non-recurring M&A costs, before tax	0.3%	0.3%
Change in deferred gain on retroactive reinsurance, before tax	1.5%	1.8%
Income tax expense (benefit) on items not included in core earnings	(0.1)%	(0.3)%
Impact of AOCI, excluded from core earnings ROE	(0.6)%	(0.3)%
Core earnings ROE	14.8%	10.9%

Net investment income, excluding limited partnerships and other alternative investments -This non-GAAP measure is the amount of net investment income, on a Consolidated, P&C or Group Benefits level earned from invested assets, excluding the net investment income related to limited partnerships and other alternative investments. The Company believes that net investment income, excluding limited partnerships and other alternative instruments, provides investors with an important measure of the trend in investment earnings because it excludes the impact of the volatility in returns related to limited partnerships and other alternative instruments. Net investment income is the most directly comparable GAAP measure.

	Three Months Ended
	Mar 31 2022	Mar 31 2021	Mar 31 2022	Mar 31 2021	Mar 31 2022	Mar 31 2021
	Consolidated		P&C		Group Benefits
Total net investment income	$509	$509	$382	$378	$123	$127
Loss (income) from limited partnerships and other alternative assets	(126)	(112)	(97)	(84)	(29)	(28)
Net investment income excluding limited partnerships and other alternative investments	$383	$397	$285	$294	$94	$99

Underlying combined ratio- This non-GAAP financial measure of underwriting results represents the combined ratio before catastrophes, prior accident year development and current accident year change in loss reserves upon acquisition of a business. Combined ratio is the most directly comparable GAAP measure. The underlying combined ratio represents the combined ratio for the current accident year, excluding the impact of current accident year catastrophes and current accident year change in loss reserves upon acquisition of a business. The Company believes this ratio is an important measure of the trend in profitability since it removes the impact of volatile and unpredictable catastrophe losses and prior accident year loss and loss adjustment expense reserve development. The changes to loss reserves upon acquisition of a business are excluded from underlying combined ratio because such changes could obscure the ability to compare results in periods after the acquisition to results of periods prior to the acquisition as such trends are valuable to our investors' ability to assess the Company's financial performance. A reconciliation of the combined ratio to the underlying combined ratio for individual reporting segments can be found in this press release under the heading "Business Results" for Commercial Lines" and "Personal Lines"
Underwriting gain (loss) - The Hartford's management evaluates profitability of the Commercial and Personal Lines segments primarily on the basis of underwriting gain or loss. Underwriting gain (loss) is a before tax non-GAAP measure that represents earned premiums less incurred losses, loss adjustment expenses and underwriting expenses. Net income (loss) is the most directly comparable GAAP measure. Underwriting gain (loss) is influenced significantly by earned premium growth and the adequacy of The Hartford's pricing. Underwriting profitability over time is also greatly influenced by The Hartford's underwriting discipline, as management strives to manage exposure to loss through favorable risk selection and diversification, effective management of claims, use of reinsurance and its ability to manage its expenses. The Hartford believes that the measure underwriting gain (loss) provides investors with a valuable measure of profitability, before tax, derived from underwriting activities, which are managed separately from the Company's investing activities. A reconciliation of net income to underwriting results for the quarterly periods ended March 31, 2022 and 2021, is set forth below.
Underlying underwriting gain (loss) - This non-GAAP measure of underwriting profitability represents underwriting gain (loss) before current accident year catastrophes, PYD and current accident year change in loss reserves upon acquisition of a business. The most directly comparable GAAP measure is net income (loss). The Company believes underlying underwriting gain (loss) is important to understand the Company’s periodic earnings because the volatile and unpredictable nature (i.e., the timing and amount) of catastrophes and prior accident year reserve development could obscure underwriting trends. The changes to loss reserves upon acquisition of a business are also excluded from underlying underwriting gain (loss) because such changes could obscure the ability to compare results in periods after the acquisition to results of periods prior to the acquisition as such trends are valuable to our investors' ability to assess the Company's financial performance. A reconciliation of net income (loss) to underlying underwriting gain (loss) for individual reporting segments for the quarterly periods ended March 31, 2022 and 2021, is set forth below.

COMMERCIAL LINES

	Three Months Ended
	Mar 31 2022	Mar 31 2021
Net income	$383	$129
Adjustments to reconcile net income to underwriting gain
Net servicing income	(1)	(2)
Net investment income	(333)	(327)
Net realized gains (losses)	91	(44)
Other expense	7	4
Income tax expense	95	24
Underwriting gain (loss)	242	(216)
Adjustments to reconcile underwriting gain (loss) to underlying underwriting gain
Current accident year catastrophes	81	175
Prior accident year development	(33)	238
Underlying underwriting gain	$290	$197

PERSONAL LINES

	Three Months Ended
	Mar 31 2022	Mar 31 2021
Net income	$77	$135
Adjustments to reconcile net income to underwriting gain
Net servicing income	(4)	(4)
Net investment income	(33)	(35)
Net realized gains (losses)	9	(7)
Income tax expense	20	35
Underwriting gain	69	124
Adjustments to reconcile underwriting gain to underlying underwriting gain
Current accident year catastrophes	17	39
Prior accident year development	(3)	(42)
Underlying underwriting gain	$83	$121

PROPERTY & CASUALTY

	Three Months Ended
	Mar 31 2022	Mar 31 2021
Net income	$468	$251
Adjustments to reconcile net income to underwriting gain (loss)
Net investment income	(382)	(378)
Net realized gains (losses)	104	(53)
Net servicing and other expense	2	(2)
Income tax expense	116	55
Underwriting gain (loss)	308	(127)
Adjustments to reconcile underwriting gain to underlying underwriting gain
Current accident year catastrophes	98	214
Prior accident year development	(36)	229
Underlying underwriting gain	$370	$316

Underlying combined ratio before COVID-19 losses - This non-GAAP financial measure of the combined ratio for Commercial Lines represents the combined ratio before catastrophes, prior accident year development and COVID-19 incurred losses. The combined ratio is the most directly comparable GAAP measure. The underlying combined expense ratio before COVID-19 losses is an important measure of the trend in profitability since it removes the impact of volatile and unpredictable catastrophe losses, prior accident year reserve development and COVID-19 incurred losses. A reconciliation of the combined ratio to the underlying combined ratio before COVID-19 losses is set forth below.
Commercial Lines

	Three Months Ended
	Mar 31 2022	Mar 31 2021	Change
Combined Ratio
Combined Ratio	90.3	109.7	(19.4)
Current accident year catastrophes	(3.3)	(7.8)	4.5
Prior accident year development	1.3	(10.6)	11.9
Underlying Combined Ratio	88.3	91.2	(2.9)
COVID-19 losses	—	(1.1)	1.1
Underlying combined ratio before COVID-19 losses	88.3	90.1	(1.8)

Underlying loss and loss adjustment expense ratio before COVID-19 losses- This non-GAAP financial measure of the loss and loss adjustment expense ratio for Commercial Lines represents the loss and loss adjustment expense ratio before catastrophes, prior accident year development and COVID-19 incurred losses. The loss and loss adjustment expense ratio is the most directly comparable GAAP measure. The underlying loss and loss adjustment expense ratio before COVID-19 losses is an important measure of the trend in profitability since it removes the impact of volatile and unpredictable catastrophe losses, prior accident year reserve development and COVID-19 incurred losses. A reconciliation of the loss and loss adjustment expense ratio to the underlying loss and loss adjustment expense ratio before COVID-19 losses is set forth below.

Commercial Lines

	Three Months Ended
	Mar 31 2022	Mar 31 2021	Change
Loss and loss adjustment expense ratio
Total losses and loss adjustment expenses	58.0	76.5	(18.5)
Current accident year catastrophes	(3.3)	(7.8)	4.5
Prior accident year development	1.3	(10.6)	11.9
Underlying loss and loss adjustment expenses	56.1	58.0	(1.9)
COVID-19 losses	—	(1.1)	1.1
Underlying loss and loss adjustment expenses before COVID-19 losses	56.1	56.9	(0.8)

SAFE HARBOR STATEMENT
Certain of the statements contained herein are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects,” “projects,” and similar references to future periods.
Forward-looking statements are based on management's current expectations and assumptions regarding future economic, competitive, legislative and other developments and their potential effect upon The Hartford Financial Services Group, Inc. and its subsidiaries (collectively, the "Company" or "The Hartford"). Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Actual results could differ materially from expectations depending on the evolution of various factors, including the risks and uncertainties identified below, as well as factors described in such forward-looking statements; or in The Hartford’s 2021 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and our other filings with the Securities and Exchange Commission.
Risks relating to the continued COVID-19 pandemic, including impacts to the Company's insurance and product-related, regulatory/legal, recessionary and other global economic, capital and liquidity and operational risks
Risks Relating to Economic, Political and Global Market Conditions: challenges related to the Company’s current operating environment, including global political, economic and market conditions, and the effect of financial market disruptions, economic downturns, changes in trade regulation including tariffs and other barriers or other potentially adverse macroeconomic developments on the demand for our products and returns in our investment portfolios; market risks associated with our business, including changes in credit spreads, equity prices, interest rates, inflation rate, foreign currency exchange rates and market volatility; the impact on our investment portfolio if our investment portfolio is concentrated in any particular segment of the economy; the impacts of changing climate and weather patterns on our businesses, operations and investment portfolio including on claims, demand and pricing of our products, the availability and cost of reinsurance, our modeling data used to evaluate and manage risks of catastrophes and severe weather events, the value of our investment portfolios and credit risk with reinsurers and other counterparties; the risks associated with the discontinuance of the London Inter-Bank Offered Rate ("LIBOR") on the securities we hold or may have issued, other financial instruments and any other assets and liabilities whose value is tied to LIBOR;
Insurance Industry and Product-Related Risks: the possibility of unfavorable loss development, including with respect to long-tailed exposures; the significant uncertainties that limit our ability to estimate the ultimate reserves necessary for asbestos and environmental claims; the possibility of another pandemic, civil unrest, earthquake, or other natural or man-made disaster that may adversely affect our businesses; weather and other natural physical events, including the intensity and frequency of thunderstorms, tornadoes, hail, wildfires, flooding, winter storms, hurricanes and tropical storms, as well as climate change and its potential impact on weather patterns; the possible occurrence of terrorist attacks and the Company’s inability to contain its exposure as a result of, among other factors, the inability to exclude coverage for terrorist attacks from workers' compensation policies and limitations on reinsurance coverage from the federal government under applicable laws; the Company’s ability to effectively price its property and casualty policies, including its ability to obtain regulatory consents to pricing actions or to non-renewal or withdrawal of certain product lines; actions by competitors that may be larger or have greater financial resources than we do; technological changes, including usage-based methods of determining premiums, advancements in automotive safety features, the development of autonomous vehicles, and platforms that facilitate ride sharing; the Company's ability to market, distribute and provide insurance products and investment advisory services through current and future distribution channels and advisory firms; the uncertain effects of emerging claim and coverage issues; political instability, politically motivated violence or civil unrest, may increase the frequency and severity of insured losses;
Financial Strength, Credit and Counterparty Risks: risks to our business, financial position, prospects and results associated with negative rating actions or downgrades in the Company’s financial strength and credit ratings or negative rating actions or downgrades relating to our investments; capital requirements which are subject to many factors, including many that are outside the Company’s control, such as National Association of Insurance Commissioners ("NAIC") risk based capital formulas, rating agency capital models, Funds at Lloyd's and Solvency Capital Requirement, which can in turn affect our credit and financial strength ratings, cost of capital, regulatory compliance and other aspects of our business and results; losses due to nonperformance or defaults by others, including credit risk with counterparties associated with investments, derivatives, premiums receivable, reinsurance recoverables and indemnifications provided by third parties in connection with previous dispositions; the potential for losses due to our reinsurers' unwillingness or inability to meet their obligations under reinsurance contracts and the availability, pricing and adequacy of reinsurance to protect the Company against losses; state and international regulatory limitations on the ability of the Company and certain of its subsidiaries to declare and pay dividends;
Risks Relating to Estimates, Assumptions and Valuations: risk associated with the use of analytical models in making decisions in key areas such as underwriting, pricing, capital management, reserving, investments, reinsurance and catastrophe risk management; the potential for differing interpretations of the methodologies, estimations and assumptions that underlie the Company’s fair value estimates for its investments and the evaluation of intent-to-sell impairments and allowance for credit losses on available-for-sale securities and mortgage loans; the potential for impairments of our goodwill;
Strategic and Operational Risks: the Company’s ability to maintain the availability of its systems and safeguard the security of its data in the event of a disaster, cyber or other information security incident or other unanticipated event; the potential for difficulties arising from outsourcing and similar third-party relationships; the risks, challenges and uncertainties associated with capital management plans, expense reduction initiatives and other actions; risks associated with acquisitions and divestitures, including the challenges of integrating acquired companies or businesses, which may result in our inability to achieve the anticipated benefits and synergies and may result in unintended consequences; difficulty in attracting and retaining talented and qualified personnel, including key employees, such as executives, managers and employees with strong technological, analytical and other specialized skills; the Company’s ability to protect its intellectual property and defend against claims of infringement;
Regulatory and Legal Risks: the cost and other potential effects of increased federal, state and international regulatory and legislative developments, including those that could adversely impact the demand for the Company’s products, operating costs and required capital levels; unfavorable judicial or legislative developments; the impact of changes in federal, state or foreign tax laws; regulatory requirements that could delay, deter or prevent a takeover attempt that stockholders might consider in their best interests; and the impact of potential changes in accounting principles and related financial reporting requirements.
Any forward-looking statement made by the Company in this document speaks only as of the date of this release. Factors or events that could cause the Company’s actual results to differ may emerge from time to time, and it is not possible for the Company to predict all of them. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise.